Exhibt 10.1

                AMENDED AND RESTATED CDMA MASTER SUPPLY AGREEMENT

                                     BETWEEN

                       UNITED STATES CELLULAR CORPORATION

                                       AND

                              NORTEL NETWORKS INC.



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                             TABLE OF CONTENTS

     SECTION                                                       PAGE

1.   DEFINITIONS                                                      1
2.   SCOPE                                                            5
3.   PURCHASE ORDERS                                                  6
4.   PRICE                                                            7
5.   PAYMENT                                                          8
6.   DELIVERY, RISK OF LOSS, TITLE                                   10
7.   WARRANTIES, REMEDIES AND LIMITATION OF WARRANTIES
     AND REMEDIES AND DISCLAIMERS OF WARRANTIES AND
     LIABILITY                                                       13
8.   FORCE MAJEURE                                                   16
9.   PATENT OR COPYRIGHT INFRINGEMENTS                               17
10.  SOFTWARE LICENSE                                                19
11.  SOFTWARE UPDATES                                                20
12.  REMEDIES                                                        20
13.  BUYER'S RESPONSIBILITIES                                        22
14.  TESTING, TURNOVER AND ACCEPTANCE                                23
15.  COVERAGE, INTERFERENCE AND THIRD-PARTY FACILITIES               24
16.  REGULATORY COMPLIANCE                                           24
17.  CHANGES                                                         25
18.  CONDITION OF INSTALLATION SITE(S)                               26
19.  RELEASE OF INFORMATION                                          26
20.  CONFIDENTIALITY                                                 26
21.  INTERCONNECTION TO SWITCH                                       27
22.  EQUIPMENT CHANGES                                               27
23.  LONG TERM SUPPORT                                               28
24.  INSURANCE; GENERAL INDEMNITY; LIMITATION OF
     LIABILITY                                                       29
25.  SUPPLEMENT AND ANNEXES                                          30
26.  GENERAL                                                         30

                                       i

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SUPPLEMENT AND ANNEXES

SUPPLEMENT 1  -     SPECIFIC TERMS RELATED TO EQUIPMENT PRICING, PRODUCT CREDITS
                    AND DISCOUNTS, TRADE-IN ALLOWANCES AND TRAINING
ANNEX 1       -     HARDWARE DESCRIPTIONS
ANNEX 2       -     SERVICES DESCRIPTIONS
ANNEX 3       -     STATEMENT OF WORK
ANNEX 4       -     TURNOVER AND ACCEPTANCE NOTICES
ANNEX 5       -     WARRANTY SERVICES
ANNEX 6       -     SAMPLE PROJECT PLAN
ANNEX 7       -     AFFILIATES
ANNEX 8       -     SOFTWARE ACCESS
ANNEX 9       -     MTX10 AND MTX 11 SOFTWARE

                                       ii


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                AMENDED AND RESTATED CDMA MASTER SUPPLY AGREEMENT

THIS AMENDED AND RESTATED CDMA MASTER SUPPLY AGREEMENT (this "Agreement") is effective as of April 18, 2002 (the "Effective Date") by and between United States Cellular Corporation, a Delaware corporation with offices located at 8410 West Bryn Mawr Avenue, Suite 700, Chicago, Illinois 60631 ("Buyer"), and Nortel Networks Inc., a Delaware corporation with offices located at 2221 Lakeside Boulevard, Richardson, TX 75082 ("Seller").

                                   WITNESSETH:

WHEREAS, Buyer and Seller entered into the CDMA Master Supply Agreement dated April 18, 2002 for the sale and purchase of Seller's CDMA equipment and services ("Existing CDMA Agreement"); and,

WHEREAS, the parties wish to amend and restate the Existing CDMA Agreement to effect certain amendments and changes to the Existing CDMA Agreement:

NOW,   THEREFORE,   in  consideration  of  the  mutual  promises  and  covenants hereinafter set forth, the parties hereby agree as follows:

1.   DEFINITIONS
     -----------

     As used herein, the following capitalized terms have the following meanings:

1.1 "Affiliate" shall mean any entity that is (a) owned directly or indirectly by Buyer or Buyer's parent company, Telephone and Data Systems, Inc. ("TDS"); (b) controlled directly or indirectly by Buyer or TDS; (c) under common ownership with Buyer or TDS, directly or indirectly; (d) under common control with Buyer or TDS, directly or indirectly; or (e) managed (pursuant to a management agreement) by Buyer, TDS or an entity that falls within the description set forth in clause (a), (b), (c) or (d) of this definition. For purposes of this definition (i) "control" (and with correlative meaning, "controlled") shall mean the ability to direct or cause the direction of the management and operating policies of an entity, whether by contract or otherwise; and (ii) "ownership" (and with correlative meaning, "owned") shall mean the possession of 50% or more of the voting securities or other voting equity interest in an entity. Annex 7 is a list of the Affiliates.

1.2 "Aggregate Volume Commitment" shall mean the purchase hereunder by Buyer of Equipment (and related Services) for a total of 3500 Minimum Configurations during the Term.

1.3 "BSC" shall mean a Seller-engineered CDMA base station controller that (a) provides radio channel management between a Switch and a BTS, and (b) includes a base station manager ("BSM").

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1.4  "BTS" shall mean a Seller-engineered CDMA base transceiver station that (a)
     provides a radio link with mobile subscribers, and (b) is controlled by a BSC.

1.5 "Buyer's Expanded Network" shall mean Buyer's wireless telecommunications network which shall not have more than 75 Switches or more than 7,500,000 subscribers.

1.6 "CDMA" shall mean Code Division Multiple Access-based telecommunication services operational in the 800 MHz or 1900 MHz band of the electromagnetic spectrum.

1.7 "Commissioning" shall mean Seller's on-site testing of installed Equipment to determine whether such Equipment complies with the applicable Acceptance Criteria (as defined in Section 14.1).

1.8 "Cumulative Annual Volume Commitment" shall mean the purchase hereunder by Buyer of Equipment (and related Services) for the specified number of Minimum Configurations during the period commencing on the Effective Date and ending at the end of the applicable time period set forth in the following table:

                                          Cumulative Annual
                 Time Period              Volume Commitment
     -------------------------------------------------------
       From the Effective Date through           500
                Dec. 31, 2002

             Calendar Year 2003                 1100

             Calendar Year 2004                 1900

             Calendar Year 2005                 2700

             Calendar Year 2006                 3500

1.9 "Documentation" shall mean (a) the Equipment-related documentation provided by Seller (including, without limitation, applicable installation manuals, Nortel Networks Practices ("NTPs"), maintenance instructions and user manuals) that contains the Specifications and describes in detail the engineering, installation, commissioning, maintenance, operation and repair of the Equipment; and (b) any other documentation or other materials that Seller generally provides to purchasers of the Equipment; provided, however, that "Documentation" shall not include the Materials or the Training Manuals.

1.10 "Equipment" shall mean, either singularly or collectively (as the case may be), the Hardware and Software products provided by Seller hereunder. Subject to the limitations set forth in Section 2.1(d), the terms of this Agreement applicable to "Equipment" shall also be deemed to apply to OEM Equipment, unless otherwise expressly indicated in this Agreement.

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1.11 "Freight"   shall  mean  freight,   freight-related   insurance  and  other
     freight-related costs and expenses.

1.12 "Hardware" shall mean, either singularly or collectively (as the case may be), the CDMA 800 MHz and CDMA 1900 MHz Seller-engineered hardware components including, without limitation, the hardware portions of the BSCs, BTSs, Switches, Systems, and Merchandise.

1.13 "Installation" shall mean the installation of Equipment by Seller at the Installation Site in accordance with the applicable Documentation, Purchase Order and the provisions set forth in Annex 3.

1.14 "Installation Site" shall mean the location (in the United States) specified by Buyer in a site-specific Purchase Order for Equipment if such Purchase Order provides for Installation.

1.15 "Market" shall mean (a) any MSA, RSA, MTA or BTA, as such are defined by the FCC, or (b) any other geographic area or similar apportionment defined by the FCC from time to time in connection with wireless telecommunications.

1.16 "Merchandise" shall mean miscellaneous Hardware with respect to which Seller does not provide Installation or Commissioning; provided, however, that "Merchandise" shall not include BSCs, BTSs, Switches, or Systems.

1.17 "Materials" shall mean any and all designs, documentation and other work product prepared by Seller and delivered to Buyer pursuant to the support Services set forth in Annex 2; provided, however, that "Materials" shall not include any Software.

1.18 "Minimum Configuration" shall mean a BTS consisting of one 800 MHz, 24 Vdc, 1 Cxr, MFRM w/128 CEs and 1xVoice Software (or the equivalent thereof).

1.19 "OEM Equipment" shall mean any hardware or software made available by Seller for sale to Buyer under this Agreement that (a) is not
     Seller-engineered or Seller-proprietary, (b) is not integrated into the Equipment during the manufacturing process; and (c) is specifically identified by Seller as (i) OEM Equipment, or (ii) a vendor item on certain price quotations by Seller.

1.20 "Optional Features" shall mean certain features of the Software that may be activated at Buyer's option upon the payment of certain license fees, if applicable, and are not licensed as part of a Universal Load.

1.21 "Project" shall mean the delivery, Installation and Commissioning by Seller of 200 or more BTSs in accordance with a mutually agreed upon plan pursuant to which Seller shall ship such Equipment initially to a Seller-managed warehouse.

1.22 "Project Schedule" shall mean the Ship Date, delivery, Installation, Commissioning and Turnover dates, as applicable, proposed by Buyer and accepted by Seller in connection with any Equipment purchased hereunder.

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1.23 "Purchase Order" shall mean any purchase order issued to Seller by Buyer or an Affiliate pursuant to Section 3.

1.24 "Services" shall mean those services performed by Seller under this Agreement including delivery, Installation, Commissioning, warranty and post-warranty support.

1.25 "Ship Date" shall mean the date set forth in the Project Schedule or on the applicable Purchase Order (which has been accepted by Seller) as the date for shipment of the applicable Equipment from Seller's facility to the Initial Delivery Location.

1.26 "Software" shall mean, either singularly or collectively (as the case may be), the CDMA 800 MHz and CDMA 1900 MHz Seller-proprietary and third-party software computer programs (consisting of firmware and logic instructions in machine-readable code residing in, or intended to be loaded in, Hardware memories providing basic logic, operating instructions and user-related application instructions) as well as the related Documentation; provided that "Software" shall not include any of Buyer's data or Buyer's customer data.

1.27 "Software Release" shall mean the Universal Load and the applicable Optional Features for each version of the Software.

1.28 "Special Delivery" shall mean the delivery of Equipment which requires the use of personnel, methods and/or tools in excess of reasonable and customary delivery (i.e., by not more than two delivery personnel via a lift truck) of Equipment; provided that "Special Delivery" shall include, without limitation, delivery using a crane, heavy duty fork lift, special delivery vehicle (e.g., snowmobile, helicopter, boom truck), or more than two delivery personnel.

1.29 "Specifications" shall mean the technical specifications that describe and explain the standard functional capabilities of and requirements for the Equipment and Services as set forth in the applicable Documentation.

1.30 "Standards" shall mean the then-current interim or final versions of technical specifications developed by one of the ANSI-accredited standards organizations governing the operational and/or interface standards for CDMA 800 MHz or CDMA 1900 MHz hardware and software.

1.31 "Switch" shall mean any of Seller's DMS-MTX family of switches.

1.32 "System" shall mean a Switch along with its related BTSs.

1.33 "Term" shall mean the period commencing on the Effective Date and ending on December 31, 2006, unless terminated earlier in accordance with the terms and conditions hereof. If Buyer satisfies the Aggregate Volume Commitment on or before December 31, 2006, Buyer may, at its sole discretion, extend the Term for a period not to exceed one year upon written notice to Seller on or before December 31, 2006.

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1.34 "Third-Party  CDMA Cell Site"  shall mean a CDMA base  transceiver  station that is functionally equivalent to a BTS and was engineered and supplied by a third-party supplier.

1.35 "Training Manuals" shall mean the manuals and other training course materials provided by Seller to participants in Seller's training courses; provided, however, that "Training Manuals" shall not include the Documentation or the Materials.

1.36 "Universal Load" shall mean Seller's commercially available base operating Software together with certain standard incremental subscriber and/or carrier software features included at Seller's sole discretion.

1.37 "Warranty Period" shall mean:

     1.37.1 With respect to Hardware for which Installation and Commissioning is performed by Seller (other than as part of a Project), the period commencing on the Turnover Date and ending upon the earlier to occur of (a) the date that is twelve months after the Turnover Date, or (b) the date that is fifteen months after the date of shipment (subject to Sections 6.6 and 6.8) to the Initial Delivery Location; provided, however, if Seller fails to complete Turnover within 90 days after the date of shipment to the Initial Delivery Location, for reasons attributable to Seller or its agents, the Warranty Period shall be extended on a day-for-day basis for each day thereafter until Turnover is achieved.


     1.37.2 With respect to Hardware for which Installation and Commissioning is performed by Seller in connection with a Project, the period commencing on the Turnover Date and ending upon the date that is twelve months after the Turnover Date.

     1.37.3 With respect to Hardware installed or commissioned by Buyer, the sixteen-month period commencing on the date of shipment by Seller to the Initial Delivery Location.

     1.37.4 With respect to a Software Release, the twelve-month period commencing on the date that such Software Release is initially implemented in Buyer's wireless telecommunications network.

     1.37.5 With respect to Merchandise, the twelve-month period commencing on the date of shipment by Seller of such Merchandise.

     1.37.6 With respect to any Service, the 30-day period commencing on the date of completion of such Service.

2.   SCOPE
     -----

2.1 During the Term, in accordance with an appropriate Purchase Order issued by Buyer and accepted by Seller for Equipment and/or Services, Seller shall:
     (a) deliver the Equipment and perform Installation and Commissioning of the Equipment for use in the United States; (b) acquire and maintain all local, state and federal government approvals required

                                       5
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     in  Seller's  normal  course  of  doing  business;  (c)  grant  to  Buyer a nonexclusive license to use all Software associated with, and integral to, Hardware purchased by Buyer hereunder, which license shall continue beyond the Term provided that such Software has been paid for by Buyer hereunder; and (d) furnish OEM Equipment to Buyer.

2.2 During the Term, if Buyer or an Affiliate desires to purchase Equipment pursuant to this Agreement other than for use in the United States, Buyer or such Affiliate shall issue a Purchase Order for such Equipment directly to the applicable affiliate of Seller in each applicable territory pursuant to the terms of this Agreement subject to any modifications to such terms that are required to comply with applicable laws and regulations in such territory. Subject to Buyer's obligations set forth in Section 2.3 below, any Purchase Order issued and accepted hereunder shall create contractual rights and obligations solely between Buyer or an Affiliate which issued the Purchase Order and Seller or Seller's Affiliate which accepted the Purchase Order, unless otherwise expressly set forth in this Agreement.

2.3 Any Affiliate may submit a Purchase Order pursuant to the terms and conditions of this Agreement; provided, however, that Buyer shall guarantee the performance of any such Affiliate's obligations under this Agreement, including  but  not  limited  to,  such  Affiliate's  payment  obligations.
     References to Buyer in this Agreement shall be deemed to include each Affiliate issuing a Purchase Order under this Agreement, and such Affiliates, by placing such Purchase Orders, shall be deemed to have accepted the terms and conditions of this Agreement applicable to Buyer. Upon written notice from Buyer to Seller, Buyer may add Affiliates to or delete Affiliates from the list set forth in Annex 7, provided that Buyer shall continue to guarantee the performance of any Affiliate under any Purchase Order placed by such Affiliate prior to Seller's receipt of Buyer's notice of deletion of such Affiliate from Annex 7.

3.   PURCHASE ORDERS
     ---------------

3.1 Notwithstanding that a Purchase Order may not refer to this Agreement, any Purchase Order for Equipment and/or Services issued during the Term shall be deemed to have been issued pursuant to this Agreement and shall be governed by the terms and conditions of this Agreement unless the parties expressly agree to the contrary in writing. Except for non-conflicting administrative terms as provided below, any additional or preprinted terms or conditions on any Purchase Order (or on any notice from Seller accepting a Purchase Order) shall be null, void and of no effect. Each Purchase Order shall specify:

     3.1.1 a description of the ordered Equipment (as set forth in Annex 1) and/or any Services (as set forth in Annex 2) including any cross-reference to the Prices set forth in Supplement 1;

     3.1.2 the Initial Delivery Location or Installation Site, as the case may be, for the Equipment;

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     3.1.3   the Prices for the ordered  Equipment  and/or Services as set forth in Supplement 1 (or, if not set forth in Supplement 1, as quoted by Seller from time to time);

     3.1.4 the Project Schedule or Project Plan (or a proposal for either), as the case may be;

     3.1.5 other appropriate information as may be required by Seller to fill the Purchase Order (including, without limitation, Buyer's floor plan and frequency plan), provided that prior to Buyer's issuance of such Purchase Order, Seller has notified Buyer of Seller's need for such information; and

     3.1.6 the location to which the applicable invoice shall be rendered for payment.

3.2 Any Purchase Order issued by Buyer and not rejected in writing within ten business days after receipt by Seller shall be deemed accepted by Seller. On the last business day of each week during the Term, Buyer shall provide to Seller a summary of all Purchase Orders submitted to Seller during such week (each, a "Summary"). For the purposes of this Section 3.2, "receipt" by Seller shall mean the earlier of (a) Seller's receipt of the Purchase Order, or (b) Seller's receipt of a Summary that includes such Purchase Order. Buyer shall not be obligated to provide a Summary for any week during which Buyer does not issue any Purchase Orders.

3.3 Seller shall not reject any Purchase Order for Hardware solely on the basis of Seller's inability to comply with Buyer's proposed dates for shipment of such Hardware (from Seller's facility to the Initial Delivery Location) unless the proposed dates for shipment of such Hardware are inconsistent with the Intervals set forth in Section 6.9.1 or (a) the sum of (i) the units of Hardware set forth in such Purchase Order for shipment during any Forecast Period, plus (ii) the units of Hardware that have a Ship Date during such Forecast Period and are set forth in Purchase Orders, if any, previously accepted by Seller; is greater than (b) 110% of the Forecast for such Forecast Period.

4.   PRICE
     -----

4.1 The prices for certain Equipment, Merchandise and Services (each, a "Price") are set forth in Supplement 1. From time to time, Seller shall quote the price to Buyer for any Equipment, Merchandise or Services for which a Price is not specified in Supplement 1. All Prices set forth in this Agreement and/or quoted by Seller from time to time are in United States dollars.

4.2 Seller shall specify whether or not Freight is included in each of the Prices provided to Buyer pursuant to this Agreement. Unless otherwise specified in Supplement 1, except for prices for spares and piece parts, all Prices pursuant to this Agreement for Equipment to be delivered to an Initial Delivery Location within the United States shall include all export duties, import duties and related customs charges in connection with the shipment of Equipment from Seller's facility to each Initial Delivery Location.

4.3 Unless otherwise specified in Supplement 1, the unit Prices for the Equipment do not include Seller's charges for Installation and
     Commissioning. The Prices for Installation and Commissioning of certain Equipment are set forth separately in Supplement 1.

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4.4  After  expiration of the Warranty  Period for certain  Hardware,  Buyer may purchase repair and/or replacement Services in connection with such Hardware at the Prices set forth in Supplement 1.

5.   PAYMENT
     -------

5.1 With respect to Equipment for which Seller does not provide Installation and Commissioning, Seller shall invoice Buyer for 100% of the Price of such Equipment and any applicable prepaid Freight upon shipment of such Equipment by Seller to the Initial Delivery Location. With respect to Equipment for which Seller provides Installation and Commissioning, Seller shall invoice Buyer for (a) 90% of the Price of such Equipment, inclusive of any prepaid Freight, if applicable, upon shipment of such Equipment by Seller to the Initial Delivery Location, (b) the 10% balance of the Price of such Equipment upon Acceptance of such Equipment, and (c) 100% of the Price of Installation and Commissioning of such Equipment upon Acceptance of such Equipment. Seller shall provide each invoice to Buyer on or before the second business day after the date of such invoice. Buyer's payment of each invoice shall be due to Seller within 30 days after the date of such invoice.

     5.1.1 If Seller fails to provide an invoice to Buyer on or before the second business day after the date of such invoice, then the due date for payment of such invoice shall be extended day-for-day until Seller provides such invoice to Buyer, provided that Buyer shall be required to provide reasonable evidence as to the date of receipt of such invoice.

     5.1.2 If Buyer receives Equipment that has sustained obvious or visible damage in transit, then (a) Buyer shall promptly notify Seller thereof and shall return such damaged Equipment to Seller; (b) promptly after Seller's receipt of such notice, Seller shall ship to Buyer a replacement for such damaged Equipment; and (c) the date of the invoice for such Equipment shall be deemed to be the date that Seller ships such replacement Equipment from Seller's facility.

     5.1.3 If any portion of an invoice is the subject of a good faith dispute, Buyer shall provide in writing the basis for its dispute within 30 days after the date of the invoice and the undisputed portion of such invoice shall be due and payable within 30 days after the date of the applicable invoice. If such dispute is resolved in favor of Buyer, Seller shall invoice Buyer for the correct amount which shall be due and payable within 30 days after the date of such corrected invoice. If such dispute is resolved in favor of Seller, Buyer's payment of the disputed amount shall remain due and payable within 30 days after the date of the applicable invoice.

5.2 All past due amounts (collectively, "Past Due Amounts") shall bear interest at a rate of 12% per annum (1% per month or such lesser rate as may be the maximum permissible rate under applicable law) beginning on the date on which the applicable Past Due Amounts are due and payable and ending when paid.

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5.3  Buyer shall promptly reimburse and/or pay Seller, upon demand, or shall pay directly, if so requested by Seller, all taxes and charges (including, without limitation, penalty and interest, imposed by any federal, state, or local governmental or taxing authority) relating to the purchase, license,
     ownership,   possession,   use,   operation  or  relocation  of  Equipment,
     Merchandise,   or  Services   provided  by  Seller  under  this  Agreement,
     excluding, however, all taxes based upon the net income of Seller. To the extent Seller is required by law to collect such taxes, Seller shall add such taxes to invoices as separately stated charges which shall be paid by Buyer unless the Buyer is exempt from such taxes and furnishes Seller with a certificate of exemption in a form reasonably acceptable to Seller prior to issuance of such invoice. Buyer shall hold Seller harmless from any and all claims levied by a proper taxing authority for such taxes, including any interest, penalties or late charges due to Buyer's failure to perform hereunder. If any taxes collected by Seller are inappropriately assessed against Buyer or any such taxes are charged at the incorrect rate of taxation, then within 30 days after Seller receives notice of the overpayment ("Tax Credits"), Seller shall credit Buyer's outstanding (and, if necessary, future) invoices for an amount agreed upon by the parties as the amount of tax inappropriately assessed or incorrectly charged, if any. Within 30 days after the expiration or termination of this Agreement (or, for Tax Credits arising thereafter, within 30 days after notice of such Tax Credits), Seller shall pay to Buyer any Tax Credits outstanding upon the expiration or termination of this Agreement or arising thereafter. Notice of overpayment shall be considered received by Seller when (a) Seller discovers an error in the assessment or calculation of taxes; (b) Buyer provides Seller with written notice of the tax error; or (c) any local, state or federal agency advises Seller of the tax error. The terms and conditions of this Section 5.3 shall survive the expiration or termination of this Agreement.

5.4 Until the Price for each unit of Equipment is paid to Seller, Seller shall retain and Buyer hereby grants to Seller a purchase money security interest in such unit of Equipment, and Buyer shall cooperate with Seller (solely at Seller's cost and expense) in perfecting such purchase money security interest.

5.5 Seller reserves the right to require reasonable assurances of payment by Buyer as a condition to accepting Purchase Orders.

5.6 Prior to payment in full of the Price, Buyer shall not sell or lease Equipment purchased by it, or allow any liens or encumbrances to attach to any such Equipment, or remove such Equipment from the Installation Site (if applicable) provided that an Affiliate may lease such Equipment to Buyer at anytime without violating this Section.

5.7 In this Section, "Receivables" shall mean all or any portion of any right of Seller to payments from Buyer arising under this Agreement or any Purchase Orders submitted pursuant to this Agreement, together with all or any associated rights and remedies of Seller. Buyer hereby consents to: (i) the Seller's provision to any proposed assignee of Receivables and its advisors, under written obligations of confidentiality, of a copy of this Agreement, any amendments hereto and any applicable Purchase Orders, invoices or any other documentation related to the Receivables, as necessary to facilitate the assignment by Seller of Receivables; and (ii) the assignment by Seller of any Receivables to any assignee without further notice. Notwithstanding any such assignment, Buyer shall retain (y) against any such assignee all claims in recoupment and all defenses that Buyer has arising from the transactions governed by this Agreement and (z) against Seller all rights and defenses it has against Seller.

5.8 Upon Buyer's written request, Seller shall provide reasonable documentation substantiating any pass-through charges or any charges made on a time and materials basis.

6.   DELIVERY, RISK OF LOSS, TITLE
     -----------------------------

6.1  Delivery

     6.1.1 All Equipment shipped by Seller from a location outside of the United States to Buyer's designated initial delivery location in the United States (the "Initial Delivery Location") shall be shipped by Seller Delivered Duty Paid ("DDP"). Under DDP, Seller shall (a) be solely responsible for all customs clearance formalities for export/import; (b) select the common carrier; and
             (c) provide for insurance and assume risk of loss until delivery of the Equipment to Buyer's Initial Delivery Location. Seller shall make all applications required under the laws of the exporting and importing countries (or any other applicable country) in connection with the Equipment and related technology being sold and shall request such authorizations as may be required for exporting and importing such Equipment and related technology from and to such countries. Buyer acknowledges that Seller cannot guarantee the issuance of any export or import license. Buyer shall be entitled to rely on Seller's written confirmation to Buyer that Seller has obtained such licenses. For Equipment for which the Initial Delivery Location is outside of the United States, Seller's obligation to ship the Equipment is subject to and conditional upon the issuance of any such requisite export and import licenses.

     6.1.2 Seller shall ship all Equipment from within the United States F.O.B. Buyer's designated Initial Delivery Location. Seller shall pre-pay all Freight from the place of shipment to each applicable Initial Delivery Location. If Freight is not included in the Price for the applicable Equipment, Seller may bill Buyer for Freight (solely on a pass-through basis without any mark-up or administrative charge) by adding it to the invoice for the applicable Equipment. If Freight is included in the Price for the applicable Equipment, Seller shall select the method of and common carrier for shipment. If Freight is not included in the Price, Seller shall select the method of and common carrier for shipment unless, at least 14 days prior to the applicable Ship Date, Buyer notifies Seller that Buyer desires to select the method of and common carrier for shipment. Buyer shall be solely responsible for arranging and paying for any relocation of Equipment from the Initial Delivery Location to the Installation Site. Buyer may request that Seller quote a price to Buyer for relocation of Equipment from the Initial Delivery Location to the Installation Site. If Buyer accepts such price, Seller shall prepay the charges for delivery from the Initial Delivery Location to the specified

             Installation Site, and Seller shall bill such charges to Buyer as a separate item on the applicable invoice.

6.2 Title and risk of loss or damage to all Equipment furnished by Seller to Buyer in accordance with this Agreement shall pass to Buyer upon delivery of such Equipment to the Initial Delivery Location. The foregoing notwithstanding, title to Software shall not pass to Buyer at any time.

6.3 Seller warrants to Buyer that title to all Equipment furnished by Seller to Buyer in accordance with this Agreement shall be good and clear title, free and clear of all liens and encumbrances.

6.4 Notwithstanding Sections 6.1 and 6.2, for each Project, Seller shall ship the Equipment to a Seller-managed warehouse facility for collection and consolidation. Title and risk of loss for such Equipment shall pass from Seller to Buyer upon delivery of such Equipment to the Seller-managed warehouse facility which shall be deemed to be the Initial Delivery
     Location. While located in a Seller-managed warehouse facility, Seller shall ensure that such Equipment (a) is clearly and conspicuously marked as belonging to Buyer; (b) is physically segregated from any other equipment or materials located in such Seller-managed warehouse facility; and (c) is available for relocation by Seller upon reasonable notice. In accordance with the Project Plan, Seller shall ship such Equipment from such warehouse facility to Buyer's designated Installation Site at no additional charge to Buyer; provided that Seller performs the Installation of such Equipment and no Special Delivery is required. For a period not to exceed four months commencing upon the mutually agreed upon start date for each Project, Seller shall provide the Seller-managed warehouse facility for collection and consolidation of the Equipment. Accordingly, all Equipment initially shipped to the Seller-managed warehouse facility must be delivered to the applicable Installation Site during such four-month period.

6.5 Along with each delivery of Equipment by Seller, Seller shall also deliver to Buyer in electronic form, via the following web site address, http://www130.nortelnetworks.com/cgi-bin/eserv/cs/main.jsp the applicable
     Documentation for such Equipment. Buyer may make a reasonable number of copies of such Documentation (in electronic or paper format) and, subject to Section 20, may use such Documentation for purposes of installing BTSs, maintaining and operating the Equipment. Buyer may also order additional copies of the Documentation from Seller at Seller's then-current price. Buyer shall ensure that all copies of the Documentation created by Buyer include any copyright or similar proprietary notices included by Seller in the original versions of such Documentation. Buyer shall ensure that proper versions of the Documentation are distributed to Buyer's personnel. At no additional charge to Buyer, Seller shall provide to Buyer in electronic form all updates, revisions and corrections to such Documentation.

6.6 At least 30 days prior to the Ship Date for any unit of Equipment, Buyer may notify Seller that Buyer desires to postpone the delivery of such Equipment. Upon Seller's receipt of such notice, Seller may place such Equipment in storage, and Buyer shall be responsible for all reasonable storage and associated costs thereby incurred by Seller.

     Likewise, if Buyer, as of the scheduled Ship Date, has failed to adequately prepare the Installation Site for delivery of such Equipment, Seller may place such Equipment in storage and Buyer shall be responsible for all reasonable storage and associated costs thereby incurred by Seller. Seller's delivery of such Equipment to a storage location as provided in this Section shall constitute shipment of the Equipment for purposes of invoicing. In addition, if such Equipment is in such storage location for more than fifteen days, then notwithstanding anything to the contrary in
     Section 6.2, title and risk of loss or damage to the stored Equipment shall pass from Seller to Buyer at the end of such fifteen-day period. Notwithstanding anything to the contrary contained in Section 1.37, if any such Equipment is stored for more than 60 days, then for purposes of determining the Warranty Period for such Equipment, the date that is 60 days after Seller's delivery of such Equipment to the storage location shall be deemed to be the Ship Date for such Equipment.

6.7 At least five business days prior to Seller's shipment of any Equipment, Buyer may, upon written notice to Seller, change the destination for such Equipment to an alternative Initial Delivery Location in the United States, and Seller shall ship such Equipment to such alternative Initial Delivery Location.

6.8 Subject to Sections 6.6 and 6.7, if Seller attempts to timely deliver Equipment to any Initial Delivery Location, and Buyer has failed to fulfill Buyer's obligations hereunder to prepare for receipt of such Equipment at such Initial Delivery Location, Seller shall place such Equipment in storage, and Buyer shall be responsible for all reasonable storage and associated costs thereby incurred by Seller. Seller's delivery of such Equipment to a storage location as provided in this Section shall constitute shipment of the Equipment for purposes of (a) invoicing, (b) passage of title and risk of loss or damage to the stored Equipment, and
     (c) determining the Warranty Period for such Equipment.

6.9  Order-to-Shipment Intervals

     6.9.1 To the extent that Buyer has forecasted its requirements for Equipment in accordance with Section 13.4 and such Equipment is of a standard configuration, Seller shall ship such Equipment within the intervals set forth in the following table (the "Intervals") if the Initial Delivery Location is within the United States:

                      Activity               Switch/BSC           BTS
             -------------------------       ----------          -----

             Receipt of P.O.                   Week 1            Week 1

             Network Design/CIQ Mtg.           Week 2            -----

             Approved CIQ/Buyer
             Network Design Approval           Week 3            -----

             JOM/Generate JCO                  Week 4            Week 2

             Buyer Floor Plan Approval         Week 5            -----

                      Activity               Switch/BSC           BTS
             -------------------------       ----------          -----

             Finalize Specs                    Week 6-8          Week 3

             Factory Order Finalized           Week 9            Week 4

             Shipment                          Week 16           Week 12



     6.9.2 Prior to Seller's acceptance of a Purchase Order for Hardware, the parties shall mutually agree upon the order-to-shipment intervals for such Hardware if (a) the sum of (i) the units of Hardware set forth in such Purchase Order for shipment during any Forecast
             Period, plus (ii) the units of Hardware that have a Ship Date during such Forecast Period and are set forth in Purchase Orders, if any, previously accepted by Seller; is greater than (b) 110% of the Forecast for such Forecast Period.

7.   WARRANTIES,   REMEDIES  AND  LIMITATION  OF  WARRANTIES  AND  REMEDIES  AND
     ---------------------------------------------------------------------------
     DISCLAIMERS OF WARRANTIES AND LIABILITY
     ---------------------------------------

7.1  Hardware Warranty

     7.1.1 Seller warrants that during the Warranty Period, the Hardware furnished under this Agreement shall be free from defects in material and workmanship, and shall conform to the applicable portions of the Specifications. Performance of Seller's obligations hereunder for any warranty repair that extends more than 15 days shall extend the Warranty Period on a day-for-day basis thereafter. Any Hardware repaired or replaced during the Warranty Period shall continue to be warranted until the later of (a) the expiration of the Warranty Period, or (b) the date that is 90 days after shipment of such repaired or replacement Hardware.

     7.1.2 Seller's sole obligation and Buyer's exclusive remedy for Seller's breach of the warranty set forth in Section 7.1.1 or 7.1.3 are limited to the replacement or repair, at Seller's option, of the defective component of the Hardware. Such replacement Hardware may be new or reconditioned to perform as new, at Seller's option. Buyer shall be responsible for de-installation of any defective Hardware and reinstallation of any repaired or replacement Hardware, as well as the risk of loss and Freight for shipping the defective Hardware to Seller. Seller shall bear the risk of loss and Freight for shipping the repaired or replacement Hardware to Buyer. Title to defective, repaired or replacement Hardware shall pass to Seller or Buyer, as appropriate, upon such party's receipt thereof.

     7.1.3 Seller represents and warrants to Buyer that, provided the Equipment is operated in accordance with its Documentation, Equipment shall comply with the FCC standards relating to radio frequency emissions in force as of the date of shipment to the Initial Delivery Location.

7.2  Services Warranty

     7.2.1 Seller warrants that the Services shall be performed (a) in a professional and workmanlike manner; (b) in accordance with all applicable industry standards; and (c) by personnel that have the skills, training and experience commensurate with their responsibilities in connection with performance of the Services.

     7.2.2 Seller's sole obligation and Buyer's exclusive remedy for Seller's breach of this warranty are limited to Seller's correction or reperformance of the defective Services. Within 15 days after written notice from Buyer, the parties shall agree on a plan for problem resolution which may include onsite Services as appropriate.

7.3 Software Warranty. Seller warrants that during the Warranty Period, the Software shall conform in all material respects to the Specifications therefor when such Software is used in the operating environment specified in the Documentation. If the Software fails to conform to the foregoing warranty, Buyer's exclusive remedy under this warranty shall be to require Seller to correct such Software. The correction of the Software shall not extend the Warranty Period of such Software, except in the case of E1 Critical and E2 Major (as defined in Annex 2), whereby such correction of the Software takes longer than 14 days, the Warranty Period shall be extended on a day-for-day basis thereafter. The parties shall on a case-by-case basis mutually agree on the scope and timing of problem resolution efforts, consistent with Annex 2 Technical Assistance Services, which may include onsite Services as appropriate.

7.4 The remedies set forth in this Section with respect to the warranties set forth above are conditioned upon Buyer providing to Seller during the applicable Warranty Period a written notice (or an oral notice promptly followed by a written notice) of any failure of the applicable Hardware, Software or Services.

7.5  Response Services/Time

     7.5.1 During the Warranty Period, Seller's technical assistance service department ("TAS") shall provide reasonable assistance to Buyer in the investigation and resolution of warranty defects that affect Buyer's ability to provide services to Buyer's customers. If such assistance is requested by Buyer, Buyer shall follow Seller's standard policies and procedures related to such TAS services as set forth in Annex 5. For routine warranty service situations, Seller shall ship replacement or repaired Hardware (or components thereof) within fifteen business days following Buyer's notice to Seller of such defective Hardware (or components thereof).

     7.5.2 During the Warranty Period, if Buyer requests emergency warranty service, Seller shall use all reasonable efforts to ship replacement Hardware (or components thereof) within 24 hours after notification by Buyer of the warranty defect. Provided that such replacement Hardware is shipped by Buyer within 24 hours after such notification, Buyer shall pay to Seller the surcharge set forth in

             Annex 5 for such expedited shipment of replacement Hardware unless Buyer has (a) purchased and maintained the spares inventory level for the Hardware as set forth in the NTPs or as otherwise recommended in writing by Seller, provided Seller has previously provided Buyer with a copy of the NTPs or other Documentation referencing the recommended quantity of spares; and (b) properly maintained the Hardware in accordance with Seller's maintenance procedures as set forth in the NTPs or as otherwise recommended in writing by Seller, provided Seller has previously provided Buyer with a copy of the NTPs or Documentation referencing such maintenance procedures.

     7.5.3 Except as otherwise provided in Section 5.1.2 with respect to Equipment received by Buyer that has sustained obvious or visible damage in transit, Buyer shall ship defective Hardware to Seller within 60 days after Buyer's receipt of the replacement Hardware. If Buyer fails to ship such defective Hardware to Seller within such 60-day period, Seller shall invoice Buyer for the Price hereunder for such Hardware. If Buyer returns such defective Hardware to Seller within 90 days after Buyer pays Seller therefor, Seller shall credit Buyer for the Price of the replacement Hardware on the next invoice.

7.6  Exclusions.  Seller's  obligations  under this Section 7 shall not apply to
     (a) Equipment or components thereof (such as fuses and bulbs) that are normally consumed in operation or have a normal life inherently shorter than the Warranty Period; (b) defects that are the result of storage, installation, use, maintenance or repair by Buyer other than in accordance with the Documentation (including, without limitation, operation of the Equipment outside the environmental parameters defined in the Specifications); (c) defects that are the result of improper operation of Equipment by Buyer with other hardware including (i) the operation of Equipment with hardware that is not supplied, authorized, recommended or required by Seller for use with the Equipment, as set forth in the applicable Specifications, or (ii) use of Equipment with any improperly operating equipment that was not supplied by Seller under this Agreement;
     (d) Equipment or components thereof that, due to no fault of Seller, have been subjected to any other kind of misuse or detrimental exposure or have been involved in an accident, fire, explosion, or any other cause not attributable to Seller; or (e) Equipment that has been altered, improperly repaired, improperly installed or relocated other than by or on behalf of Seller.

7.7 DISCLAIMER. THE WARRANTIES AND REMEDIES SET FORTH IN THIS AGREEMENT CONSTITUTE THE ONLY WARRANTIES WITH RESPECT TO THE EQUIPMENT AND SERVICES PROVIDED, AND BUYER'S EXCLUSIVE REMEDIES IN THE EVENT SUCH EQUIPMENT AND SERVICES DO NOT CONFORM WITH SUCH WARRANTIES. SUCH WARRANTIES AND REMEDIES ARE IN LIEU OF ALL OTHER WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED INCLUDING, WITHOUT LIMITATION, THE WARRANTY OF MERCHANTABILITY AND THE WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE. SELLER DISCLAIMS ANY WARRANTY THAT THE EQUIPMENT, DOCUMENTATION, MATERIALS, TRAINING MANUALS OR SERVICES PROVIDED UNDER THIS AGREEMENT WILL NOT INFRINGE ANY

     COPYRIGHT, PATENT, TRADE SECRET OR ANY OTHER PROPRIETARY RIGHT OF ANY THIRD PARTY.

7.8 OEM Equipment. OEM Equipment furnished in conjunction with a Switch (i.e., terminals and printers) shall be warranted by Seller in accordance with the Hardware warranty set forth in Section 7.1 and related warranty claims shall be managed and administered by Seller. With respect to all other OEM Equipment ordered by Buyer, Seller shall ensure that the third-party vendors of such OEM Equipment provide directly to Buyer such vendors' standard warranties for such OEM Equipment; provided, however, that Seller shall manage and administer Buyer's warranty claims for such OEM Equipment. Except for the warranty of title provided in Section 6.3, the warranties provided in this Section 7.8 are Seller's exclusive warranties with respect to the OEM Equipment.

7.9 The expiration or termination of this Agreement shall not relieve Seller of its obligations under this Section 7.

8.   FORCE MAJEURE
     -------------

8.1 Neither party shall be deemed in default of this Agreement or any Purchase Order placed hereunder to the extent that any delay or failure in the performance of its obligations is directly caused by or directly results from any cause beyond its reasonable control (or the control of its employees, agents or subcontractors) and without its fault or negligence (or the fault or negligence of its employees, agents or subcontractors) including, without limitation, acts of God, acts of civil or military authority (including legislative, judicial, or administrative acts or decisions), labor strikes, embargoes, epidemics, wars, riots, insurrections, fires, explosions, earthquakes, floods or unusually severe weather conditions (each, a "Force Majeure Condition"); provided, however, that a party's inability to obtain necessary materials or services from its suppliers or subcontractors shall not be deemed to be a Force Majeure Condition unless such suppliers or subcontractors are unable to provide such materials or services due to a Force Majeure Condition affecting such suppliers or subcontractors or such materials or services are in short supply and availability of such materials or services is sharply curtailed on a world-wide basis. If a Force Majeure Condition occurs, the affected party shall immediately notify the other party. Subject to Section 8.2, each party shall provide reasonable assistance the other party to mitigate the adverse affects of any Force Majeure Condition.

8.2 If a Force Majeure Condition occurs, the unaffected party may elect (a) to suspend performance under any affected Purchase Order for the duration of the Force Majeure Condition; (b) to buy third-party products and services similar to the Equipment and Services ordered under the affected Purchase Order; (c) to sell to a third-party customer the Equipment and Services ordered under the affected Purchase Order; (d) to deduct from any Purchase Order the Equipment and Services bought, sold or otherwise committed to elsewhere (and to reduce the applicable Cumulative Annual Volume Commitment and the Aggregate Volume Commitment accordingly); and (e) to resume performance under such Purchase Order when the Force Majeure Condition ceases.

8.3 If a Force Majeure Condition continues for a period of 30 days or more, the unaffected party may, upon written notice to the affected party, rescind acceptance of or cancel the affected Purchase Order or part thereof which may be affected by the Force Majeure Condition and if the unaffected party is the Buyer, reduce the applicable Cumulative Annual Volume Commitment and the Aggregate Volume Commitment accordingly.

8.4 Upon the cessation of a Force Majeure Condition, Seller shall resume performance hereunder pursuant to the affected Purchase Order if such Purchase Order has not been cancelled.

9.   PATENT OR COPYRIGHT INFRINGEMENTS
     ---------------------------------

9.1 Seller shall indemnify Buyer with respect to any suit, claim, or proceeding brought by a third party against Buyer alleging that Buyer's use of the Equipment, Documentation, Materials or Training Manuals constitutes an infringement of any United States patent or copyright or misappropriation of any trade secret. Seller shall defend Buyer against any such claims and shall pay all litigation costs, reasonable attorneys' fees, settlement payments and any damages awarded in any final judgment arising from such suit, claim or proceeding; provided, however, that Buyer shall promptly advise Seller of any such suit, claim, or proceeding and shall cooperate with Seller, at Seller's cost and expense, in the defense or settlement of such suit, claim or proceeding; and further provided that Seller shall have sole control of the defense of such suit, claim or proceeding.

9.2 If an injunction is obtained by a third party against Buyer's use of Equipment, Documentation, Materials or Training Manuals arising from any such patent or copyright infringement or trade secret misappropriation suit, claim or proceeding, in whole or in part, Seller shall, at its option, either: (a) procure for Buyer the right to continue using the portion of the Equipment, Documentation, Materials or Training Manuals the use of which has been enjoined; or (b) replace or modify such portion of the Equipment, Documentation, Materials or Training Manuals so that Buyer's use is not subject to such injunction.

9.3 Buyer shall return to Seller the applicable Equipment, Documentation, Materials or Training Manuals (or portion thereof), and neither party shall have any further liabilities or obligations under this Agreement in connection with such patent or copyright infringement or trade secret misappropriation suit, claim or proceeding except as provided in Sections
     9.3.1 and 9.3.2 if: (a) Seller notifies Buyer that Seller cannot perform under Section 9.2 in connection with such Equipment, Documentation, Materials or Training Manuals; or (b) if Seller notifies Buyer in writing that Seller reasonably believes that an injunction may issue with respect to such Equipment, Documentation, Materials or Training Manuals. Upon Seller's receipt of such Equipment, Documentation, Materials or Training
     Manuals,  Seller  shall  refund to Buyer the amounts  specified  in Section
     9.3.1 or 9.3.2 as the case may be.

     9.3.1 If Buyer returns such Equipment, Documentation, Materials or Training Manuals (or portion thereof) during the two-year period commencing on the date that Buyer purchased same, Seller shall refund to Buyer an amount equal to the Price paid by Buyer for such Equipment, Documentation, Materials or Training Manuals (or portion thereof).

     9.3.2 If Buyer returns such Equipment, Documentation, Materials or Training Manuals (or portion thereof) more than two years after Buyer purchased same, Seller shall refund to Buyer an amount equal to the then-current depreciated value of such Equipment, Documentation, Materials or Training Manuals (or portion thereof) calculated using straight-line depreciation over an eight-year period commencing two years after the date that Buyer purchased such Equipment, Documentation, Materials or Training Manuals.

9.4 If a suit, claim or proceeding is brought by a third party against Buyer alleging that the use of OEM Equipment purchased hereunder constitutes an infringement of any United States patent or copyright or misappropriation of any trade secret, Seller shall indemnify Buyer with respect to a claim of infringement arising in connection with Buyer's "stand-alone" use of the item of OEM Equipment (i.e., claims other than claims involving use in conjunction or combination with Seller's Equipment) to the same extent as Seller is indemnified by the vendor of such OEM Equipment, and Seller will either (a) assign to Buyer such indemnification rights as Seller has from the vendor of such OEM Equipment to the extent such assignment is permitted, or (b) provide to Buyer full rights of indemnification as though Buyer were a third-party beneficiary of such rights. If a claim of infringement or misappropriation is based upon the use of such OEM Equipment in combination with Seller's Equipment, Documentation, Materials or Training Manuals, Seller shall indemnify Buyer therefor in accordance with Section 9.1. In any such event, Seller shall provide Buyer with the remedies set forth in Sections 9.2 and 9.3.

9.5 Seller's indemnity obligations under Section 9.1 shall not apply to infringement or misappropriation claims (a) arising from any portion of the Equipment, Documentation, Materials or Training Manuals that is manufactured using Buyer's design, where such claims would not have arisen but for the use of Buyer's design; (b) arising from the use of the Equipment, Documentation, Materials or Training Manuals in combination with any other apparatus or material not supplied or required by Seller (or otherwise required generally for use of such Equipment, Documentation, Materials or Training Manuals as intended and there are no alternatives that do not infringe or misappropriate) to the extent that such claims arise from such combination usage; or (c) alleging that method of use claims in a patent are infringed by any service offering and/or by any use by Buyer of Equipment, Documentation, Materials or Training Manuals furnished hereunder to make such service offering available. For purposes of clause (a), Equipment, Documentation, Materials and Training Manuals that are manufactured in accordance with Buyer's choice of Seller-provided options and features shall not be deemed to have been "manufactured using Buyer's design."

9.6 The foregoing states the entire liability of Seller to Buyer for patent or copyright infringement or trade secret misappropriation in connection with the Equipment, Documentation, Materials or Training Manuals.

9.7 The rights and obligations of the parties under this Section 9 shall survive the expiration or termination of this Agreement.

10.  SOFTWARE LICENSE
     ----------------

10.1 With respect to all Software associated with and integral to the Hardware purchased by Buyer hereunder, Seller hereby grants Buyer a nonexclusive license to use the Software with the Equipment to the extent of the activation or authorized usage level (including, without limitation, radios (voice channels), effective voice channels (EVC), BSCs, BTSs, or subscribers). To the extent Software is furnished for use with designated Equipment or Buyer-furnished equipment ("CFE"), Seller hereby grants to Buyer a nonexclusive license to use such Software only on such Equipment or CFE, as applicable. Seller represents that the Software contains trade secrets. Accordingly, Buyer shall treat the Software as Seller's Confidential Information (as defined in Section 20). Buyer will ensure that anyone authorized by Buyer to use the Software shall do so in compliance with the terms of this Agreement.

     10.1.1 If Buyer has not chosen the MTX Software Release buy-out option (as described in Section 4 of Supplement 1), then upon Buyer's request, Seller shall provide to Buyer a list of Seller's then-current Optional Features. If Seller notifies Buyer in writing of the Price of a particular Optional Feature at any time during the Term, the Price of such Optional Feature shall not be increased for the remainder of the Term.

     10.1.2 If Buyer chooses to obtain a license from Seller for additional Optional Features and/ or additional measurable units as described above, Seller may audit Buyer's Systems (either remotely or visually or some combination thereof) to verify Buyer's compliance with the licensed unit quantities. Seller may conduct such an audit of Buyer's Systems (solely at Seller's cost and expense) upon any such activation to determine the initial quantity of measurable units. On a quarterly basis during each calendar year of the Term thereafter, Seller shall have the right to audit Buyer's System (solely at Seller's cost and expense) as set forth herein to determine the quantity of measurable units utilized by Buyer; provided that Seller shall (a) notify Buyer in writing at least ten days prior to commencing any such audit, (b) perform such audits during Buyer's normal business hours, and (c) avoid interfering with or disrupting Buyer's day-to-day operations. Buyer shall provide reasonable cooperation with such audits. Seller's right to audit and invoice Buyer in accordance with this Section 10.1.2 for measurable units added following the expiration or termination of this Agreement shall survive for a period of two years following the expiration or termination of this Agreement.

10.2 Buyer shall not: (a) use, copy, modify, transfer or distribute the Software except as provided in the Documentation or as expressly authorized hereunder; (b) reverse assemble, reverse compile, reverse engineer or otherwise translate the Software; (c) create derivative works of the Software or modify the Software except as provided in the Documentation or as expressly authorized hereunder; or (d) sublicense, rent or lease the Software, provided that an Affiliate may lease such Software to Buyer at anytime without violating this Section.

10.3 Buyer acknowledges that the Software includes intellectual property licensed to Seller by third parties. Such third-party licensors shall be deemed to be beneficiaries of this provision. With respect to third-party Software, Buyer shall comply with the license terms and conditions provided by Seller in writing with respect to any such Software provided that Seller has given Buyer a reasonable opportunity to review and evaluate any such terms and conditions. Buyer shall also comply with the terms and conditions contained in any Seller or third-party "shrink wrap" or "click" licenses that are provided prior to the use of the Software. None of the terms and conditions of such third-party licenses or any Seller "shrink wrap" or "click" license shall affect the length of the Warranty Period or the rights of Buyer related to the use of the Software.

10.4 The rights and obligations of the parties under this Section 10 shall survive the expiration or termination of this Agreement.

11.  SOFTWARE UPDATES
     ----------------

11.1 If Buyer chooses to obtain a license from Seller for a Software Release that requires an upgrade of more than two consecutive Software Releases, charges for additional Services in addition to the Price of such Software Release as set forth in Section 4.3.4 of Supplement 1 may apply. For example, an upgrade from MTX10 to MTX13 would not result in any additional Service charges, while an upgrade from MTX09 (or a prior release) to MTX13 may result in additional Service charges which shall be quoted by Seller on a case-by-case basis and must be accepted by Buyer prior to such upgrade. Additionally, future Hardware purchases may require the support of a then-current Software Release.

11.2 Any such Software Release may require the purchase of additional Hardware by Buyer.

12.  REMEDIES
     --------

12.1 Insolvency

     12.1.1 Seller may suspend its performance under this Agreement by written notice to the Buyer and forthwith remove and take possession of any portion of the Equipment that has been delivered if the Buyer, prior to payment to Seller of the Price, shall become insolvent or bankrupt, make a general assignment for the benefit of, or enter into any arrangement with creditors, file a voluntary petition under any bankruptcy, insolvency, or similar law, or have proceedings under any such laws or proceedings seeking appointment of a receiver, trustee or liquidator instituted against it which are not terminated within 30 days after commencement thereof.

     12.1.2 Subject to the parties rights and obligations set forth in Annex 8, if Seller shall become insolvent or bankrupt, make a general assignment for the benefit of, or enter into any arrangement with creditors, file a voluntary petition under any bankruptcy, insolvency, or similar law, or have proceedings under any such laws or proceedings seeking appointment of a receiver, trustee or liquidator instituted against it which are not terminated within 30 days after commencement thereof, then upon written notice to Seller, Buyer may (a) suspend its performance under this Agreement with respect to any Purchase Orders or portions thereof that have not been fulfilled or completed, (b) terminate Buyer's obligations with respect to the Cumulative Annual Volume Commitments and the Aggregate Volume Commitment, or (c) terminate this Agreement in its entirety. If Buyer chooses to terminate the Cumulative Annual Volume Commitments and the Aggregate Volume Commitment, as detailed above, the Prices shall no longer apply to the Equipment and the parties shall renegotiate the prices applicable to the Equipment.

12.2 If either party materially breaches this Agreement and such material breach continues for a period of 30 or more days after written notice of such breach (including a reasonably detailed statement of the nature of such breach) from the aggrieved party to the breaching party:

     12.2.1 the aggrieved party may suspend its performance under this Agreement for so long as the breach continues uncorrected, provided that such party shall continue to comply with the applicable provisions of Sections 10 and 20 relating to protection of the Software and Confidential Information; or

     12.2.2 the aggrieved party may terminate this Agreement upon written notice to the other party upon the expiration of the 30-day cure period if the breaching party has not cured such material breach; and

     12.2.3 the aggrieved party may avail itself of any and all remedies available at law or equity whether or not it elects to suspend its performance or terminate this Agreement under Section 12.2.1 or 12.2.2, as applicable.

12.3 NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT IN THE CASE OF A BREACH BY EITHER PARTY OF ITS OBLIGATIONS UNDER
     SECTION 19 (RELEASE OF INFORMATION) OR SECTION 20 (CONFIDENTIALITY), OR A BREACH BY BUYER OF ITS OBLIGATIONS UNDER SECTION 10 (SOFTWARE LICENSE), NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR INCIDENTAL, INDIRECT, CONSEQUENTIAL, OR SPECIAL DAMAGES OF ANY NATURE WHATSOEVER IN CONNECTION WITH ANY ACTION ARISING OUT OF OR RESULTING FROM THIS AGREEMENT.

12.4 Any action for breach of this Agreement or to enforce any right hereunder shall be commenced within four years after the cause of action accrues or it shall be deemed waived and barred. For the purposes of this Section 12.4, a cause of action shall be deemed to have accrued when a party has knowledge of the facts giving rise to such cause of action or, in the exercise of reasonable diligence, should have been aware of such facts.

12.5 The following  Sections shall survive any termination or expiration of this
     Agreement: Buyer's Affiliate guarantee set forth in Section 2.3; Section 5, Payment; Section 7 Warranties, Remedies and Limitation of Warranties and Remedies and Disclaimers of Warranties and Liability; Section 9, Patent or Copyright Infringements; Section 10, Software License;; Section 12.3;
     Section 12.4; Section 19, Release of Information; Section 20, Confidentiality; Section 23, Long Term Support; and Section 24.3. Additionally, the obligations of the parties under this Agreement related to any accepted Purchase Order shall survive termination or expiration of this Agreement, except that, if this Agreement is terminated for breach pursuant to Section 12.2, the nonbreaching party shall have the option of terminating any unfilled Purchase Orders. The rights and obligations of Buyer and Seller under this Agreement which by their nature would continue beyond the termination or expiration of this Agreement, shall survive such termination or expiration.

13.  BUYER'S RESPONSIBILITIES
     ------------------------

13.1 Subject to Section 11(g) of Supplement 1, Buyer shall purchase Equipment and Services in an amount equal to or exceeding the Aggregate Volume Commitment during the Term.

13.2 With respect to each Installation, Buyer shall perform its responsibilities as set forth in Annex 3 and the following:

     13.2.1 Buyer shall prepare the Installation Sites in accordance with Seller's requirements for the Equipment as further set forth herein and in Annex 3 sufficiently in advance to avoid delaying Seller's performance hereunder.

     13.2.2 Buyer, at its expense, shall obtain all necessary local and federal government permits applicable to a cellular telecommunications system installation and operation (excluding any applicable permits required in the normal course of Seller's business). Buyer acknowledges that all site engineering (including BTSs), architectural work, civil work and supervision thereof, site selection engineering, propagation engineering, environmental approvals and rights-of-way are the responsibility of Buyer.

13.3 Buyer shall ensure that only qualified technicians perform Equipment maintenance and repair during the Warranty Period, and such maintenance and repair shall be limited to routine tasks performed in accordance with written specifications therefor provided by Seller.

13.4 Beginning as of the Effective Date and on each January 1 and July 1 thereafter during the Term, Buyer shall provide Seller with a forecast reflecting Buyer's good faith estimate of Buyer's anticipated Equipment purchases and related times for delivery thereof during the succeeding twelve-month period. The second six-month period in each such forecast shall be deemed to be the "Forecast Period" to which such "Forecast" shall apply.

14.  TESTING, TURNOVER AND ACCEPTANCE
     --------------------------------

14.1 On completion of Installation, Seller shall provide Buyer five (5) days prior written notification that such Equipment is ready for Commissioning. Following such notification, Buyer may elect to have a representative present to witness and acknowledge completion of such testing; however, if Buyer does not provide a qualified representative to observe such testing, such election shall not invalidate the test results nor shall such election be a reason or valid basis for Buyer not to accept the Equipment. Seller shall test the Equipment in accordance with its standard testing procedures to determine Equipment conformity with the Standards and Specifications set forth in the Documentation ("Acceptance Criteria"), as amended from time to time. Seller shall notify Buyer reasonably in advance of the first scheduled Commissioning utilizing such amended Acceptance Criteria.

14.2 On the date that such Commissioning has been successfully completed, Seller shall turn the Equipment over to Buyer ("Turnover"). On the date of Turnover ("Turnover Date"), Buyer shall complete and return to Seller a "Turnover Notice" as described in Annex 4.

14.3 For purposes of this Agreement, the occurrence of any of the following shall be deemed to constitute "Acceptance" of the Equipment:

     14.3.1 Within fifteen days following the Turnover Date, Buyer shall either accept the Equipment in writing by returning to Seller an "Acceptance Notice" as provided in Annex 4, or Buyer shall notify Seller in writing specifying in reasonable detail those particulars in which the Equipment does not meet the Acceptance Criteria. With respect to any such particulars, Seller shall promptly proceed to take corrective action, and following correction thereof to Buyer's reasonable satisfaction, Buyer shall accept the Equipment in writing.

     14.3.2 The failure of Buyer to notify Seller within fifteen days the after Turnover Date (or, in the case of correction, fifteen days following such correction) of any particulars in which the
             Equipment does not meet the Acceptance Criteria, or the use by Buyer of the Equipment or any portion thereof in revenue-producing service at any time, shall be deemed to constitute Acceptance.

14.4 Notwithstanding the foregoing, Buyer will be deemed to have accepted the Equipment, without limitation or restriction other than that set forth in
     Section 14.6.2, by no later than the date such Equipment is placed into revenue-generating service.

14.5 Buyer shall be deemed to have accepted Services purchased separately from Equipment upon completion of such Services or upon specific milestones as may be identified in the applicable Project Schedule.

14.6 Buyer shall not unreasonably withhold acceptance of any Equipment or Service and acceptance shall not be withheld or postponed due to:


     14.6.1 deficiencies or nonconformities of Equipment or Services resulting from causes not attributable to Seller including, without limitation (a) a material change in or inaccuracy of information provided by Buyer, (b) inadequacies or deficiencies of any materials, facilities, or services provided directly or indirectly by Buyer, or (c) other conditions external to the Equipment or Services that are beyond the limits specified in the Specifications; or

     14.6.2 deficiencies or shortages with respect to the Equipment or Services that are attributable to Seller but are of a nature that does not prevent operation of the Equipment in a live, commercial environment ("Punch List Items") provided that Seller, at its expense, shall correct such Punch List Items within 30 days (or other mutually agreed upon time period) after Buyer has Accepted such Equipment or Services.

14.7 Acceptance of Equipment for which Installation is not provided shall be deemed to occur upon receipt and inspection by Buyer.

15.  COVERAGE, INTERFERENCE AND THIRD-PARTY FACILITIES
     -------------------------------------------------

15.1 Seller shall have no liability as a result of non-performance, failures or poor performance of the System caused by, resulting from or attributable to Buyer-provided designs, specifications or equipment configuration requirements, provided, however that Seller shall advise Buyer if Seller has reason to believe such Buyer-provided designs, specifications or equipment configurations will not allow the Equipment to operate in accordance with the Specifications. However, in no event shall Seller be obligated to review Buyer's designs, specification(s), or configurations except in the event Buyer has purchased Seller's Services for such review. Buyer's choice of Seller-provided options and features for the Equipment shall not constitute Buyer-provided designs, specifications or equipment configuration requirements.

15.2 Seller shall not be responsible for any failures or inadequacies of performance resulting from equipment not supplied and installed by Seller or Seller's agents or subcontractors pursuant to this Agreement. Seller shall not be responsible for interference or disruption of service caused by operation of other radio systems, lightning, motor ignition or other similar interference. In the event Buyer utilizes facilities or services supplied by others such as common carrier circuits, antennas or towers, Buyer shall have the total responsibility for the availability or adequacy of such services or facilities.

16.  REGULATORY COMPLIANCE
     ---------------------

16.1 Seller shall install Equipment so that it complies in all material respects with all federal, state, and local laws and regulations in force on the Effective Date, which directly impose obligations upon the manufacturer, seller, or installer thereof.

16.2 The Prices set forth for the Equipment are based on Seller's design, manufacture, and delivery of the Equipment pursuant to its design criteria and manufacturing processes and procedures in effect on the Effective Date. If, as a result of the imposition of requirements by any federal, state or local government during the Term there is a change in such criteria, processes or procedure or any change in the Equipment, Buyer and Seller shall conduct good faith negotiations in order to establish an equitable adjustment in the

     Prices, to reflect the added cost and expense of such change. In the event Buyer and Seller do not reach agreement on such equitable adjustment, Buyer may cancel any Purchase Order(s) (or portion thereof) with regard to the affected Equipment. In the event Buyer cancels any Purchase Orders as contemplated in the preceding sentence, Buyer and Seller shall conduct further good faith negotiations relating to a reduction in the applicable Cumulative Annual Volume Commitment and the Aggregate Volume Commitment, considering the scope and impact of the change in governmental requirements.

17.  CHANGES
     -------

17.1 Up to ninety (90) days prior to the scheduled Ship Date (or such later time as is acceptable to Seller), Buyer may request Equipment addition(s) or deletion(s) to an original Equipment configuration. At any time prior to the start of Commissioning, Buyer may request changes to the applicable Project Schedule or Statement of Work. All such Equipment reconfigurations or changes to Annex 3 or the Project Schedule ("Changes") shall be subject to prior written approval of Seller.

17.2 Except as provided in Section 17.3, all Changes shall be documented in a written change order ("Change Order"), which shall be executed by Buyer and returned to Seller prior to implementation of the requested Changes. The Change Order shall detail any adjustments to the Price, Statement of Work, or Project Schedule required by Seller for any aspect of its performance under this Agreement.

17.3 Upon written request of Buyer for a Change to a Statement of Work that entails additional services totaling $10,000, or less, and upon written acceptance thereof by Seller, Seller will proceed in good faith to implement such Change prior to receipt of an executed Change Order. Within ten (10) business days following Buyer's written request, the parties shall agree upon an appropriate price for such Changes, all of which will be summarized in a subsequent Change Order and executed by an authorized representative of Buyer within fifteen (15) days following the date of the request for Change.

17.4 Calculations for the price of any Equipment reconfigurations prior to the Ship Date shall be based on Prices set forth in Supplement 1, provided that
     (i) any additions shall include any necessary engineering, Installation and testing charges and (ii) any deletions shall include applicable discounts; and, provided further, that the net cumulative amount of Changes shall not reduce the Price of a Purchase Order by more than ten percent (10%).

17.5 Buyer may elect to cancel, upon prior written notification to Seller, Purchase Orders prior to shipment of Equipment subject to the following:

     17.5.1 Without charge, Buyer may cancel any Purchase Order no later than ninety (90) days prior to the earliest scheduled Ship Date. If Buyer cancels a Purchase Order less than ninety (90) days prior to the earliest scheduled Ship Date, Buyer agrees to pay Seller its standard restocking fees set forth in Section 1.8 of Supplement 1 incurred as a result of such cancellation, provided Seller is not able to reasonably reallocate the canceled Equipment to Buyer's outstanding Purchase Orders, if any, or to Seller's other customers.

     17.5.2  Buyer may not cancel a Purchase Order after the Ship Date.

18.  CONDITION OF INSTALLATION SITE(S)
     ---------------------------------

     Buyer warrants that to the best of its knowledge, the Installation Site is free from friable asbestos or other hazardous contamination. In the event that such contamination is found to be present at the Installation Site, Seller shall be relieved of all of its obligations hereunder until such contamination is removed. In the event that Buyer fails or refuses to remove such contamination, Seller shall have the right to remove the Equipment or portions thereof if already delivered and relocate the Equipment to an alternate site provided by Buyer and charge Buyer for (i) any additional delivery charges to the new Installation Site, (ii) all materials expended at the site including cabling, permanently affixed equipment, and those items which cannot reasonably be removed for use elsewhere, (iii) specifically ordered items requested by Buyer, and (iv) all labor and materials expended at the sites relating to the relocation using Seller's then-current rates. If Seller contaminates the Installation Site, Seller shall promptly arrange to remove such contamination at no cost to Buyer. If the removal of such contamination by Seller delays the Turnover Date beyond the scheduled Turnover Date stated in the Project Schedule, Buyer shall be entitled to Late Fees in accordance with Section 11 of Supplement 1.

19.  RELEASE OF INFORMATION
     ----------------------

19.1 Unless required by law, or as otherwise permitted under this Agreement, Buyer and Seller agree that the terms and conditions of this Agreement shall not be disclosed to any other party without the prior written consent of the other, except as set forth herein. Without the consent of the other party and on a need-to-know basis, (a) Seller may release information to Nortel Networks Corporation, its research and development affiliates, or any majority-owned subsidiaries of any such company ("Seller Affiliate") and (b), Buyer may release information to its Affiliates. Seller Affiliates and Affiliates who receive any such information shall be obligated to maintain the confidentiality of the information in accordance with the terms set forth in this Agreement; failure to do so shall result in liability on the part of Buyer or Seller, as applicable.

19.2 Neither Buyer nor Seller shall publish or use any advertising, sales promotion, press releases or publicity matters relating to this Agreement without the prior written approval of the other.

20.  CONFIDENTIALITY
     ---------------

     Buyer, Seller and Seller Affiliates shall receive in confidence from each other all technical information, business information, documentation and expertise which is either (i) stamped or otherwise marked as being confidential or proprietary whether in written or electronic form, or (ii) if delivered in oral form, is summarized in a written memorandum within thirty (30) days thereafter and listed as being confidential ("Confidential Information"). Confidential Information shall be deemed to include any nonpublic information that is reasonably understood by the receiving party to be proprietary and confidential to the disclosing party because of proprietary legends or other markings, the circumstances of disclosure thereof, or the nature of the information itself. Neither Buyer, Seller nor any Seller Affiliate shall, except as previously authorized in writing by the other party, publish, disclose or make use of the Confidential Information (except as required by law and after notice to the other party) for any purpose other than in the performance of its obligations under this Agreement, unless and until the Confidential Information shall have ceased to be proprietary as evidenced by general public knowledge or shall have been legally acquired by such party from a third party without obligations of confidentiality. This prohibition against disclosure, publication or use of Confidential Information shall not restrict either party's use of information known to it prior to disclosure hereunder or either party's development of similar information in the exercise of its own technical skill, so long as such other information is independently developed by such party without making use of Confidential Information.

21.  INTERCONNECTION TO SWITCH
     -------------------------

21.1 Buyer is given the option to purchase individual units of Equipment hereunder, and Buyer understands that such units of Equipment purchased hereunder do not necessarily provide Buyer with a complete cellular telecommunications network. In some cases, Buyer may intend to interconnect the Equipment to a Switch which Switch, and the facilities for interconnection, may not be included in Buyer's Purchase Order. In the event that Buyer interconnects such Equipment to a Switch not a part of a complete System purchase (hereinafter "Host Switch"), it is understood and agreed that the making and maintaining of all necessary arrangements (whether commercial, legal or otherwise) with the supplier of such Switch including not only arrangements necessary to permit the timely performance by Seller of its responsibilities under this Agreement, (e.g., physical and remote dial-up access to the Host Switch for installation and services purposes), but also any arrangements necessary for the ongoing operation of the Equipment in conjunction with the Host Switch, shall be solely the responsibility of Buyer, and failure by Buyer to timely make or maintain, any necessary arrangements shall not excuse Buyer from its obligations under this Agreement.

21.2 Buyer acknowledges and agrees that the proper operation of the Equipment and/or the availability of certain Optional Features is dependent upon having the appropriate Software Release operating on the Host Switch.

22.  EQUIPMENT CHANGES
     -----------------

22.1 With respect to any Equipment ordered by or delivered to Buyer hereunder, Seller reserves the right to make changes in such Equipment (in whole or in part) or in the related Specifications or Documentation in effect as of the date of shipment by Seller to the Initial Delivery Location; provided that
     (a) Seller shall provide written notice thereof to Buyer a reasonable time following receipt of Buyer's Purchase Order for additional units of any such Equipment; and (b) such changes will not limit, reduce, or adversely affect performance, functionality or compatibility of the Equipment as previously published by Seller in the originally applicable Specifications. Seller shall not be obligated to make any such changes in Equipment delivered prior to implementation of such changes.

22.2 If any such changes limit, reduce, or adversely affect performance, functionality or compatibility of the Equipment, and Seller fails to remedy same within 90 days after notice thereof, then notwithstanding any other remedies available under this Agreement, Seller's failure to provide a remedy hereunder shall be deemed a material breach of this Agreement in accordance with Section 12.2.

23.  LONG TERM SUPPORT
     -----------------

23.1 For the 7-year period commencing as of the MD Date, as defined below, of the applicable Hardware or as mutually agreed upon by the parties ("Support Term") Seller shall make available for sale to Buyer at then-current prices, terms and conditions (unless such prices, terms and conditions are superseded by prevailing contractual provisions (e.g., the Prices set forth in Supplement 1)), functionally equivalent replacement parts for the maintenance and repair of the Hardware purchased under this Agreement ("Replacement Parts").

23.2 During the Support Term, Seller shall also make available for sale to Buyer, support for the Software licensed by Buyer hereunder at Seller's then-current prices, terms and conditions based upon Seller's Software support policies (unless such prices, terms and conditions are superseded by prevailing contractual provisions, e.g., the Prices set forth in Supplement 1).

23.3 Seller may at any time discontinue to manufacture any part of the Equipment ("MD Equipment"), provided, however, that Seller shall first notify Buyer in writing of Seller's intent to discontinue the manufacture of such MD Equipment reasonably in advance of the scheduled date for discontinuance ("MD Date"), but in no event less than ninety (90) days prior to the MD Date. Such notification shall specify the description and approximate quantity of the MD Equipment which Seller then has in inventory, or plans to inventory, sufficiently in advance of the MD Date, to allow Buyer to purchase any Discontinued Equipment it may desire prior to the MD Date at Seller's then-current prices, terms and conditions (unless such prices, terms and conditions are superseded by prevailing contractual provisions).

23.4 At the conclusion of the Support Term, and for a period of five (5) consecutive years thereafter, in the event Seller is unable to provide Buyer with additional quantities of Replacement Parts, Seller shall, upon Buyer's written request, deliver to Buyer the drawings and specifications for such Replacement Parts as may be necessary to allow Buyer to manufacture (or cause to be manufactured) or procure any Replacement Parts which Seller no longer has available for purchase ("Buyer Produced Parts"). Seller will provide Buyer a non-exclusive royalty free license to make (or have made) and use such Buyer Produced Parts, provided such Buyer Produced Parts shall be used only as Replacement Parts for Equipment purchased hereunder. Seller shall provide Buyer drawings and specifications for OEM Equipment only to the extent Seller has the right to legally disclose such drawings and specifications. Any drawings or specifications for the Buyer Produced Parts provided to Buyer by Seller shall be governed by Section 20 of this Agreement, unless the exchange of such technical information is superseded by then-current contractual provisions.

24.  INSURANCE; GENERAL INDEMNITY; LIMITATION OF LIABILITY
     -----------------------------------------------------

24.1 Seller  will  procure  and  maintain,   during  the  Term,  insurance  with
     financially sound and reputable insurance companies in not less than the following amounts:

     24.1.1 Workers' Compensation insurance in accordance with the provisions of the applicable Workers' Compensation or similar law of each state or other political subdivision with jurisdiction applicable to Seller's respective personnel, and Employers liability in the amount of $1,000,000 per occurrence; and

     24.1.2 All-risk property insurance covering all property owned by or under the control of Seller insured for full replacement value with commercially reasonable deductibles; and

     24.1.3 Commercial General Liability insurance (without any exclusion for liability arising from RF emissions but including contractual liability, products liability, and completed operations coverage) with a coverage limit of not less than $10,000,000 combined single limit per occurrence of bodily injury or property damage liability; and

     24.1.4 If Seller (or any of its employees or agents) is required to use any vehicle in the performance of this Agreement, Business Vehicle Liability insurance for the operation of all owned, non-owned and hired vehicles with a coverage limit of not less than $1,000,000 combined single limit per accident for bodily injury and property damage liability.

24.2 All  insurance  required  to be provided  pursuant  to Sections  24.1.3 and
     24.1.4 (a) shall be occurrence based, and (b) shall name Buyer as an additional insured with respect only to the operations of Seller. Seller shall waive subrogation in favor of Buyer in respect of the all-risk property insurance referred to in Section 24.1.2.

24.3 Each party shall be liable for direct losses incurred by the other party due to bodily injury or damage to tangible property, including the Hardware, which results from the negligence of that party's employees or agents, provided, however, that nothing in this Section shall affect or in any way increase Seller's obligation under this Agreement with respect to the performance of the Hardware and/or Software. Except for bodily injury, Seller's obligations under Section 9, or a breach by Seller of its obligations under Section 19 or 20, or a breach by Buyer of its obligations under Section 10, 19 or 20, the total liability of either party (individually) for all claims of any kind for any loss or damage, whether in contract, warranty, tort (including negligence), strict liability or otherwise, or claims for indemnification arising out of, connected with, or resulting from the performance or non-performance of this Agreement shall in no case exceed the cumulative Price of all Purchase Orders accepted by Seller under this Agreement.

25.  SUPPLEMENT AND ANNEXES
     ----------------------

     The following Supplement and Annexes shall form an integral part of this Agreement as though written out in full in this Agreement:

SUPPLEMENT 1  -     SPECIFIC TERMS RELATED TO EQUIPMENT PRICING, PRODUCT CREDITS
                    AND DISCOUNTS, TRADE-IN ALLOWANCES AND TRAINING
ANNEX 1       -     HARDWARE DESCRIPTIONS
ANNEX 2       -     SERVICES DESCRIPTIONS
ANNEX 3       -     STATEMENT OF WORK
ANNEX 4       -     TURNOVER AND ACCEPTANCE NOTICES
ANNEX 5       -     WARRANTY SERVICES
ANNEX 6       -      SAMPLE PROJECT PLAN
ANNEX 7       -     AFFILIATES
ANNEX 8       -     SOFTWARE ACCESS
ANNEX 9       -     MTX10 AND MTX 11 SOFTWARE


26.  GENERAL
     -------

26.1 Either party may assign or transfer this Agreement or any rights hereunder only with the prior written consent of the other party, except that (a)
     Seller may assign its rights and obligations under this Agreement to a Seller Affiliate without the consent of Buyer, provided such Seller
     Affiliate is not a competitor of Buyer in the provisions of wireless telecommunication services, in which case Buyer's consent will be required; and (b) Buyer may assign its rights and obligations under this Agreement to TDS or any Affiliate without the consent of Seller, provided such Affiliate is not a competitor of Seller in the manufacture and sale of wireless telecommunications equipment, in which case Seller's consent will be required. No assignment or sublicense of or under this Agreement, or of any rights under this Agreement, by Buyer or Seller, shall relieve such party of primary responsibility for performance of its obligations under this Agreement. Seller reserves the right to refuse to honor any assignment or sublicense which, in the opinion of its legal counsel, would require it to violate any United States export restriction, other law, or regulation. Seller reserves the right to subcontract any portion of its obligation under this Agreement, but no such subcontract shall relieve Seller of primary responsibility for performance of Seller's obligations under this Agreement.

26.2 The appointment of subcontractors by Seller and the staffing of Seller's personnel shall be at Seller's discretion, provided, however, that Buyer may request and Seller shall remove and replace any subcontractor or employee whom Buyer, in its reasonable judgment, finds objectionable or otherwise incompetent to perform the required tasks. Any such request shall be in writing stating in reasonable detail Buyer's justification for the request. Within two weeks after Seller's receipt of such written request, Seller shall replace such removed subcontractor or employee.

26.3 Neither party shall knowingly solicit to hire employees of the other party with whom it had contact as a result of having been directly involved in the performance of this Agreement. Neither party shall be precluded from conducting generalized searches for employees (and hiring those employees who respond to generalized searches) either through the use of search firms or advertisements in the media.

26.4 Notices and other communications shall be transmitted in writing by Certified U.S. Mail, postage prepaid, return receipt requested, or by a nationally recognized overnight courier, addressed to the parties as follows:

         Nortel Networks Inc.
         4010 E. Chapel Hill-Nelson Hwy
         Research Triangle Park, NC 27709
         Attention:  Contracts Dept 9787 MS D17/03/0F2

         United States Cellular Corporation
         8410 West Bryn Mawr Avenue, Suite 700
         Chicago, Illinois 60631-3486
         Attention:  Purchasing Manager

         with a copy to
         United States Cellular Corporation
         8410 West Bryn Mawr Avenue, Suite 700
         Chicago, Illinois 60631-3486
         Attention:  Executive Vice President and Chief Technology Officer

         Telephone and Data Systems, Inc.
         30 N. LaSalle Street
         Suite 4000
         Chicago, Illinois 60602
         Attention: Peter Sereda, Vice President and Treasurer

         and a copy to:
         Sidley Austin Brown & Wood
         10 South Dearborn Street
         Chicago, Illinois 60603
         Attention:  Stephen P. Fitzell, Esq.

         Any notice given pursuant to this Section 26.4 shall be effective upon receipt as evidenced by the U.S. Postal Service return receipt card or courier's documentation.

26.5 Except as otherwise provided herein, this Agreement may not be modified or amended or any rights of a party to it waived except in a writing signed by duly authorized representatives of the parties hereto.

26.6 Failure by either party at any time to require performance by the other party or to claim a breach of any provision of this Agreement shall not be construed as affecting any subsequent breach or the right to require performance with respect thereto or to claim a breach with respect thereto.

26.7 The rights and obligations of the parties and all interpretations and performance of this Agreement shall be governed in all respects by the laws of the State of Illinois except for its rules with respect to the conflict of laws.

26.8 Section headings are inserted for convenience only and shall not be used in any way to construe the terms of this Agreement.

26.9 The relationship between the parties is that of independent contractors. Neither party has any authority to bind the other party.

26.10 The invalidity in whole or in part, of any provision of this Agreement shall not affect the validity of the remainder of such provision or this Agreement.

26.11 This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

26.12 Each party hereto represents and warrants that (i) it has obtained all necessary approvals, consents and authorizations of third parties and governmental authorities to enter into this Agreement and to perform and carry out its obligations hereunder; (ii) the persons executing this Agreement on its behalf have express authority to do so, and, in so doing, to bind the party thereto; and (iii) the execution, delivery and performance of this Agreement has been duly authorized by all necessary partnership or corporate action and this Agreement is a valid and binding obligation of such party, enforceable in accordance with its terms.

26.13 No agent, employee or representative of Seller has any authority to bind Seller to any affirmation, representation, or warranty concerning the Equipment, except as stated in this Agreement and unless such affirmation, representation, or warranty is specifically included within this Agreement, it shall not be enforceable by Buyer or any assignee or sublicensee of Buyer. Buyer hereby acknowledges and agrees that it has not relied on any representations or warranties other than those expressly set forth in this Agreement. This Agreement constitutes the entire agreement between Seller and the Buyer with respect to the subject matter hereof and supersedes all previous negotiations, proposals, commitments, writings, advertisements, publications and understandings of any nature whatsoever.

26.14 References to a "Section," when used without further attribution, shall refer to the particular sections of the main body of this Agreement; provided that references to a "Section" in an Annex or the Supplement, when used without further attribution, shall refer to the particular sections of the Annex or Supplement in which such reference appears.

26.15 Any reference herein to Software or Equipment being "sold," "purchased" or the like shall be deemed to refer to the Software or the software portion of the applicable Equipment, respectively, being licensed to Buyer.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their representatives being thereunto duly authorized.


UNITED STATES CELLULAR                NORTEL NETWORKS INC.
CORPORATION

By: /s/ Hichem Garnaoui               By: /s/ Anthony Cioffi
   ------------------------              ---------------------

Name: Hichem Garnaoui                 Name: Anthony Cioffi
     ----------------------                -------------------

       (Type/Print)                       (Type/Print)


Title: VP-National Networks           Title: RVP-East
      ---------------------                 ------------------


Date: August 6, 2002                  Date: August 2, 2002
     ----------------------                -------------------



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